Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 10, 2011 (February 24, 2012 as to the consolidated statement of comprehensive income for the year ended December 31, 2010 and February 28, 2013 as to comprehensive income for the year ended December 31, 2010 as presented within Note 19), relating to the consolidated financial statements and financial statement schedule of Axiall Corporation (formerly known as Georgia Gulf Corporation), appearing in the Annual Report on Form 10-K of Axiall Corporation for the year ended December 31, 2012.

/s/ DELOITTE & TOUCHE LLP

Atlanta, Georgia

May 23, 2013